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                                                                       EXHIBIT 5


                               LAW OFFICES OF
                CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                              ONE PACIFIC PLACE
                       1125 S. 103RD STREET, SUITE 720
                            OMAHA, NEBRASKA 68124
                               (402) 397-1700
                             FAX (402) 397-1806

                               January 8, 1999

Dennis Nelson, President
The Buckle, Inc.
2407 West 24th Street
Kearney, NE 68847

       Re:      Registration of 2,662,500 Shares of Common Stock
                 on Form S-8

Dear Mr. Nelson:

         We have acted as legal counsel for The Buckle, Inc., a Nebraska corporation, (the "Company") in connection with the Company's preparation of the above-referenced registration of shares on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"), and the prospectus which is not filed, but is included as a part of the Form S-8 (the "Prospectus"). The Company is registering 1,875,000 shares of common stock issuable pursuant to the 1997 Executive Stock Option Plan, 337,500 shares of common stock issuable pursuant to the 1998 Restricted Stock Plan, and 450,000 shares of common stock issuable pursuant to the 1998 Employee Stock Plan (collectively the "Plans"). All of the shares are to be offered and sold, by the Company or its affiliates pursuant to the Plans and in the manner set forth in the Plans, Form S-8 and each respective Prospectus.

         In connection herewith, we have examined: (i) the Form S-8 and the Prospectuses; (ii) the Certificate of Incorporation and the Bylaws of the Company; (iii) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have

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relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

         Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Nebraska; and (ii) the shares issued pursuant to the Plans, upon issuance and payment therefor, as contemplated by the Plans, Form S-8 and the Prospectuses, will be validly issued, fully paid and non-assessable common stock of the Company.

         We hereby consent to the filing of the opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectuses. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.


                                           Very truly yours,

                                           Cline, Williams, Wright, Johnson &
                                           Oldfather